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EXHIBIT 14

                     [BAYVIEW CAPITAL CORPORATION GRAPHIC]

                             CODE OF ETHICAL CONDUCT
                               Revised: June 2004

Bay View is firmly committed to high standards of business conduct and ethics as these represent the foundation upon which our business operates and upon which we develop and maintain relationships with the customers and communities that we serve. Bay View also strives to provide a work environment that is professional and dignified and where each employee can work free from unlawful harassment and discrimination. Maintaining appropriate conduct and ethical behavior are critical elements of every employee's job responsibilities and performance expectations.

EMPLOYEE RESPONSIBILITIES FOR BUSINESS CONDUCT AND ETHICS

      It is the policy of Bay View, including all its subsidiaries, to conduct its business according to the highest ethical standards and in compliance with all laws regulating the business conduct of financial institutions and their employees. Principles of professional ethics and federal law govern financial institutions and those working within them. Our Code of Ethical Conduct is intended to assist employees in understanding and meeting the requirements of both.

      Every employee must act to protect our Company's reputation as a responsible financial services organization that is trusted for its integrity and high ethical standards. This means that you must agree to understand and abide by the Code of Ethical Conduct at all times. Because no set of guidelines can anticipate or provide answers to every circumstance concerning conduct and ethical behavior, you are expected to seek guidance from the General Counsel or the on-site Human Resources Manager if you have any questions or if any part of the requirements established by the Code of Ethical Conduct are unclear. Other important responsibilities that you have for business conduct and ethics are outlined below.

            - Reading, understanding and completing the Code of Ethical Conduct Certification at hire and once every year thereafter.

            - Discussing questions that you have about ethical conduct with your manager, Bay View's General Counsel or the on-site Human Resources Manager.

            - Consistently abiding by the Code of Ethical Conduct and Bay View's policies prohibiting unlawful harassment and discrimination.

            - Promptly reporting all conflicts of interest - whether they are actual conflicts or have the appearance of a conflict of interest.


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            -     Promptly reporting any suspected fraudulent or illegal
                  activity to your manager, the on-site Human Resources Manager or Bay View's General Counsel.

      In addition to the above, all employees are expected to fully cooperate with all internal or external investigations, audits or regulatory reviews. False or misleading statements to auditors or other investigators may be considered a breach of trust or falsification of records and could result in corrective action up to and including termination of employment.

   REPORTING IMPROPRIETIES IN THE WORKPLACE

      If you believe or suspect that unlawful or unethical activities are occurring in the workplace, it is your duty to promptly report these activities to the appropriate person at Bay View. Ordinarily, you would report the activity to your manager; however, you may also report the situation to Bay View's General Counsel or the on-site Human Resources Manager.

      Bay View will not retaliate against you for good faith reports of fraudulent or illegal activity nor will it tolerate such retaliation by other employees. If you knowingly make a false report, or if you are involved in improper or criminal activity, you may be subject to corrective action up to and including the termination of employment.

   WHISTLE BLOWING POLICY AND PROCEDURES

      It is the policy of Bay View Capital Corporation and that of its Board of Directors that no employee shall be discharged or discriminated against with respect to compensation, terms, conditions or privileges of employment because the employee (or any person acting pursuant to the request of the employee) informs either management, the Board of Directors, the Securities and Exchange Commission, or the U. S. Attorney General regarding a possible violation of any law or regulation by the Company or any director, officer or employee, or for expressing any concerns about any questionable accounting, internal accounting controls or auditing matters.

      In connection with the above, the Audit Committee of the Board of Directors has established the following procedures:

      Under the Code of Ethical Conduct, employees are encouraged to discuss any concerns they have regarding compliance with laws and regulations or other violations of the Code of Ethical Conduct, directly with their manager or, in the alternative, with the General Counsel, who acts as the Company's ethics officer. However, employees may also submit at any time any concerns regarding questionable accounting, internal accounting controls or auditing matters, or any other possible violations of law, by submitting them anonymously in writing to "Executive Offices - Internal Communications", 1840 Gateway Drive, San Mateo, California 94404. Communications addressed in this manner will be opened by the Company's Assistant Secretary, who will discard the envelope without reading the contents and then forward the contents to the Corporate


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      Secretary. The Corporate Secretary will review the contents and report on them directly to the Audit Committee of the Board of Directors.

      In the alternative, employees or third parties who wish to express any concerns directly to the Board of Directors may do so by sending them in writing addressed to "Non-management Directors", care of the Corporate Secretary at the Company's headquarters at 1840 Gateway Drive, San Mateo, California 94404.

      The Corporate Secretary will document and retain all complaints or concerns expressed by employees or third parties regarding possible violations of law or questionable accounting, internal accounting controls or auditing matters and shall report such complaints or concerns directly to the Audit Committee of the Board of Directors.

   CONFLICTS OF INTEREST

      In order to maintain the trust and confidence of our customers, you must avoid all actual or perceived conflicts of interest. Generally, a conflict of interest is a situation where your private or outside interests interfere with your duties and responsibilities to Bay View or create a reasonable question that there could be such an interference. It's important to remember that the appearance of a conflict of interest can be as harmful to Bay View as an actual conflict of interest. For these reasons, you may not engage in outside employment or certain types of outside business activities without prior written disclosure to and the approval of your manager and Bay View's General Counsel.

      At the time of employment, and annually thereafter, all employees are required to complete the Code of Ethical Conduct Certification and disclose any possible conflicts of interest. This allows Bay View to assess and prevent any actual or potential conflicts of interest from arising.

      Although it is not possible to specify every action or activity that might create a conflict of interest, the following are some examples of outside employment or business activities that Bay View can not approve under any circumstance. For additional information, please refer to the Code of Ethical Conduct or consult with your manager, Bay View's General Counsel or the on-site Human Resources Manager.

            - Working for a company or engaging in a business activity that competes with Bay View's business interests.

            - Work that involves the preparation, audit or certification of statements or documents that Bay View may rely on to make business decisions.

            - Outside work that involves the use of Bay View's equipment, supplies or facilities.

            - Outside work as an insurance, securities or loan broker, agent or representative.

            - Outside work that suggests that Bay View sponsors or supports your other employer.


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            -     Outside work for a customer of Bay View or for another Bay
                  View employee with whom you have a close or direct relationship (i.e., supervision, processing or audit of work, reliance upon for information).

      PERSONAL AND FAMILY RELATIONSHIPS AT WORK

      All employees are expected to exercise good judgment and appropriate discretion regarding their business and personal relationships with co-workers and subordinates. Family relationships, romantic personal relationships, and close or unique social relationships can create conflicts of interest, the appearance of favoritism and even place the company at risk. If a relationship creates the appearance of a conflict of interest or favoritism, you must notify your manager or the on-site Human Resources Manager for assistance in addressing the situation. Additional details about this policy may be found in the section titled, "Employment of Family and Household Members" in Chapter 2 of the Employee Handbook.

   GIVING ADVICE TO CUSTOMERS

      If you are asked by a customer to recommend products or services that are not normally available through Bay View's own referral sources--for example, legal or tax advice or alternate lending services--you should explain that such referrals are generally not provided. However, in the interest of customer service, and with the approval of your division manager, you may provide a list of several qualifying sources without indicating any preference. If you are providing this type of information to a customer, you also should explain that Bay View does not endorse or recommend the providers of the products or services.

      LOAN APPLICATIONS AND CREDIT DECISIONS

      If you are aware of a customer whose application for credit was denied by Bay View, you may not refer this customer to another credit source in return for a commission, or present the customer's credit application to another lender, whether or not you receive a commission. You also may not offer to advance credit to the customer on your own. You may provide the customer with a list of qualifying referral sources as described above.

   ACCEPTING GIFTS AND HOSPITALITY

      The principal rule to remember regarding gifts and hospitality is that they must not influence, or appear to influence the recipient's judgment. In general, employees and their immediate family members are not permitted to solicit or accept gifts or hospitality from any current or prospective customers or suppliers except as provided below, and only if there is no reasonable likelihood of improper influence. Hospitality is generally defined as meals, refreshments and entertainment. Gifts include anything of value other than hospitality. GIFTS OF CASH OR CASH EQUIVALENTS (E.G., GIFT CERTIFICATES) IN ANY AMOUNT MAY NEVER BE accepted. This policy applies to all employees, officers and Directors of Bay View.

      The following summary information is provided to assist employees in understanding this policy's key provisions.

            - Certain non-cash gifts may be accepted if the value of the gift does not exceed the dollar limit designated for the employee's job level and the gift


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                  represents an expression of friendship or gratitude that does not create the appearance of improper influence. The applicable dollar limit for SVP's and above and Directors is $250.00; FVP's, VP's and AVP's $100.00 and all other employees $25.00.

            - Gifts or hospitality based on obvious family or personal relationships that are clearly the result of the relationship and not the business may be accepted.

            - Unsolicited advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items may be accepted.

            - Awards of reasonable value from civic, charitable, educational or religious organizations for recognition of service and accomplishment may be accepted.

            - Discounts or rebates on merchandise or service may be accepted if they do not exceed those available to other customers.

      Bay View's General Counsel is designated as the Company's Compliance Officer for the Code of Ethical Conduct. Any questions regarding the Code, its interpretation or application should be directed to the General Counsel's office.

   SOLICITATION AND DISTRIBUTION

      Approaching fellow employees or customers in the workplace regarding activities, organizations or causes, regardless of how worthwhile or important can create unnecessary pressure and work disruption for others. For this reason, Bay View restricts solicitation and distribution of literature during work time and in work areas. Solicitation includes activities such as requests for signatures, contributions for charities, support for political or organizing activities, the purchase of merchandise and requests for donations. Managers are not to solicit employees under their supervision for any reason. Work time does not include rest breaks, meal periods and time before and after work.

   CONFIDENTIAL AND PROPRIETARY INFORMATION

      All Bay View employees share in a commitment to preserve in strictest confidence all proprietary and confidential information about the Company and its customers. Confidential and/or proprietary information includes, but is not limited to customer lists and account information, documents, notes, files, records, business plans and strategies, personnel or payroll records, or any other document or information regarding Bay View's customers, operations, systems, procedures or practices that are not prepared for public distribution. Confidential information is considered the property of Bay View and may not be removed from your work site or disclosed to any outside party without permission from your division manager.

      Safeguarding confidential information about our current and/or former customers is essential to maintaining their trust and is required not only by state and federal law, but also by Bay View's Privacy Policy. Each employee is expected to understand the importance of customer confidentiality and to follow the provisions of our Privacy Policy


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      at all times. Bay View restricts access to confidential customer information to those employees who need this information to perform their jobs. Confidential customer information must never be discussed or disclosed with anyone outside of the Company and only those within the Company with a legitimate business need to know, unless you have approval of your division manager.

      Confidential information obtained during employment with Bay View may not be used by any employee for the purpose of furthering current or future outside employment or activities or for obtaining personal gain or profit. If you leave Bay View, you may not keep any copies of any confidential information that was available to you during your employment and you will be expected to return this information to your manager prior to your departure. Bay View reserves the right to use all legal or equitable remedies to prevent unauthorized use of confidential information and to recover damages incurred as a result of such use. Your obligations under this policy are ongoing and continue even after termination from employment.

   ACCURACY AND RETENTION OF COMPANY RECORDS

      All Company records must be accurate and consistent with Bay View's established accounting standards and Company policies. If you or any employee have information or knowledge of any unrecorded fund, asset, liability or any prohibited act (i.e., one that involves theft, dishonesty, breach of trust, etc.), it must be reported promptly to your manager, Bay View's General Counsel or the on-site Human Resources Manager. In addition, you or any employee must not engage in any activity which results in false or misleading entries in any of Bay View's records or which serves to conceal or hide funds, assets or liabilities.

      Some Company records are subject to certain minimum requirements for retention either by law, or by Bay View policy. Other records may be needed for anticipated or pending legal cases. In either case, destruction of these records could place Bay View at risk. Before you destroy Company documents or records, check with your manager for the appropriateness of doing so.

   OUTSIDE ACTIVITIES

      Bay View encourages the active interest of its employees in political, civic and community activities. If you are involved in, or are interested in becoming involved in outside activities such as these, you need to be aware of certain requirements related to your participation.

      POLITICAL ACTIVITIES

      All employees who choose to participate in political activities must understand that they do so separate from their official job responsibilities and that they do so as individuals, not as representatives of Bay View. If you want to run for elected office or accept an appointment to public office, you must first obtain clearance by Bay View's Chief Executive Officer. Employees may not solicit campaign funds on Company premises or engage in any other type of election activities using Bay View's name, property or resources. Although you may make a personal political contribution to a party or a


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      candidate of your choice, it is illegal for a person on behalf of Bay View to make a cash donation or a gift from the Company's resources to any public office holder or candidate for federal office.

      CIVIC AND COMMUNITY ACTIVITIES

      Employees are encouraged to support community activities and other worthwhile causes. If you choose to participate in a civic organization or function, you must do so as an individual and not as a representative of Bay View. You must also ensure that your participation does not interfere with your job in any way, and that it does not create a conflict of interest.

      DIRECTORSHIPS

      If you are asked or wish to serve as a director of another company or organization (for profit or nonprofit), you must obtain the approval of Bay View's Chief Executive Officer prior to accepting the appointment. Directorships of companies or organizations closely held by the employee's family, as well as those of nonprofit, social, civic, religious or philanthropic organizations will normally be approved. When you serve as a Director, you may not participate in, approve or control any transaction between Bay View and the other organization.

   INSIDER TRADING

      Bay View forbids any employee, officer, director or person associated with Bay View from trading on material nonpublic information or communicating material nonpublic information to others in violation of the law. Information is considered nonpublic until it has been communicated to the marketplace at large and may include, by way of example, information such as dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals, major litigation and extraordinary management developments. This type of prohibited conduct is commonly referred to as "insider trading" and is considered a possible violation of federal securities laws. As a guideline to help you avoid violations of these laws, you should always hold in strict confidence all material nonpublic information about Bay View and any of its customers and consult with Bay View's General Counsel before trading in Bay View stock. Similarly, if you have material nonpublic information about any other company that you acquired through your employment with Bay View, you should not trade in that company's stock until the information is made public.

   FAVORED TREATMENT AND FAIR COMPETITION

      Bay View and in some cases federal and state laws, prohibit bribes, kickbacks, extraordinary commissions or other means of obtaining favored treatment by government representatives, other businesses, vendors, customers or individuals. You must immediately report any such requests or approaches to your manager. Services selected by Bay View are chosen on the basis of qualifications, quality, service, price and benefit to the Company and not merely on personal or client relationships.

      You are expected to be fair and ethical in dealing with Bay View's competitors. Employees are prohibited from involving Bay View in arrangements with its competitors, which provide for setting or controlling of rates, prices or marketing policies. Making disparaging remarks regarding competitors is considered inappropriate, unethical and may be unlawful.


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   PERSONAL FINANCES

      Bay View's business, as a financial institution, depends on the confidence that our customers place in us. Although Bay View considers your personal finances to be private in most cases, it is important for all employees to manage their personal financial affairs in a manner consistent with this confidence.

      PERSONAL TRANSACTIONS

      You are not allowed to handle or approve your own transactions or those of any family member or transactions on accounts over which you have any ownership interest, control, signing authority or which would create a potential conflict of interest. Both monetary and non-monetary personal transactions, including payments, changes of address or limits, and fee waivers must be processed by another staff member. You can not request that an employee that you directly or indirectly supervise approve a personal transaction.

      BORROWING

      You may not borrow from or lend personal funds to current customers of Bay View, unless the customer is a recognized lending institution and the loan is made at the prevailing rate of interest and is free from favored treatment of any kind. You should also not borrow significant amounts of money from, or lend significant amounts of money to other Bay View employees who are in direct or indirect reporting, reviewing or auditing relationships with you.

      FIDUCIARY APPOINTMENTS

      You may act as an executor, trustee, guardian or in other fiduciary capacities only in those situations involving members of your immediate family. You may keep compensation received for fiduciary appointments and relationships with your family. You may not accept fees for serving as a co-fiduciary with Bay View on any account.

      WILLS, ESTATES OR TRUSTS

      You may witness a customer's will only if the customer's attorney is present. You may not accept an inheritance under a will from a customer, unless the customer is a member of your family. Any benefit from the estate or trust of a customer must be disclosed to and approved by Bay View's General Counsel.

PUBLIC AND MEDIA RELATIONS

      To ensure that confidential or proprietary information is not released to the media and to prevent potential misstatements or confusion, all media inquiries and contacts of any kind. In addition, if you write an article or story about Bay View for publication outside of the Company, the General Counsel must review it prior to publication.

CODE OF ETHICAL CONDUCT FOR SENIOR FINANCIAL OFFICERS

      Because Bay View's equity and debt securities are publicly traded, senior financial officers are held to an especially high set of ethical standards. Senior financial officers include the Chief Executive Officer, Chief Financial Officer, Controller or any person serving in an equivalent position. In addition to complying with the other provisions of this Code of Ethical Conduct, senior financial officers must establish procedures and


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      financial accounting controls that are appropriate to ensure the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, the federal banking regulators and in other public communications made by the Company. Any employee supplying information or analyses known to be relied upon by a senior financial officer for inclusion in any report or communication supplied to the SEC, a federal bank regulator or the public shall certify in writing that, to the best of such employee's knowledge, such information is complete and accurate in all material respects. Senior financial officers shall also establish procedures that ensure that the business transactions of the Company are recorded on the Company's books in accordance with Generally Accepted Accounting Principles, established Company policy, and/or appropriate regulatory rules and guidelines, and otherwise ensure that the Company complies with applicable laws, rules and regulations. As with other provisions of this Code of Ethical Conduct, any employee who knows of or suspects a violation of these provisions must promptly report such violation to the on-site Human Resources Manager or General Counsel. Bay View will not retaliate against any employee for a good faith report of known or suspected violations. Any senior financial officer who does not comply with this code of ethical conduct will be subject to disciplinary action, up to and including termination of employment.

POLICY AGAINST HARASSMENT

      It is Bay View's policy and commitment to provide a work environment that is free from unlawful harassment based on race, color, national origin, ancestry, religion, creed, physical or mental disability, marital status, medical condition, sexual orientation, age or any other basis that is protected by federal, state or local law. Each employee is responsible for contributing to a professional and dignified workplace that is free from unlawful harassment.

      Harassment is defined as unwelcome or unsolicited verbal or physical conduct that creates an intimidating, hostile or offensive work environment; unreasonably interferes with an employee's job performance; or adversely affects the terms or conditions of employment or is used as a basis for employment decisions. Harassment can include a range of subtle and not so subtle behaviors and may involve individuals of the same or of different genders. It is not unlawful harassment for managers to enforce Bay View's policies or job performance and conduct standards in a consistent manner. Examples of harassment can be found in Bay View's policy against harassment set forth in the Employee Handbook. Employees are responsible for becoming familiar with and complying with Bay View's complete policy against harassment which is set forth in the Employee Handbook.

      Employees should report every instance of unlawful discrimination or harassment to their manager or the on-site Human Resources Manager. Bay View will then conduct a timely investigation and take appropriate corrective action if it is determined that prohibited conduct occurred. Bay View will not retaliate against employees for submitting a good faith report of discrimination or harassment or for cooperating with any investigation.

      Any employee who is found to have engaged in prohibited harassment is subject to corrective action, up to and including immediate termination from employment. In addition, any manager or supervisor who knew about the harassment and took no action


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      to stop it or failed to report it may be subject to corrective action up to and including immediate termination of employment.

USE OF COMPANY RESOURCES AND TECHNOLOGY

      The Company's technical resources - including fax machines, copiers, telephones, personal computers, Internet access, e-mail and voice mail - are provided to employees for use in the pursuit of Company business. However, Bay View also recognizes the need for employees to occasionally use these Company resources for personal reasons on a limited basis. If you have any doubt about the level of personal use that is permitted, please ask your manager or the on-site Human Resources Manager.

      The Company reserves the right to monitor electronic and voice messages, documents and systems. Any and all communications and files created, received or maintained using Company resources are considered Company property. The Company reserves the right to inspect or search its property at anytime, without the presence of any particular employee. Improper use of Company resources may result in corrective action. Employees are responsible for becoming familiar with and complying with the Company's Use of Company Resources and Technology policy as set forth in the Employee Handbook.


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